Exhibit 99.1

Media Contact: Christian Bateman E&E Public Relations 408-241-7449 chrisb@e-epr.com	Investor Contact: Darrel Slack Centillium Communications 510-771-3917 darrel@centillium.com

Centillium Communications Appoints Syrus P. Madavi
to Board of Directors

FREMONT, Calif. (March 22, 2004) - Centillium Communications, Inc. (Nasdaq: CTLM), a leading provider of broadband access solutions, today announced the appointment of Syrus Madavi to its board of directors, filling the board seat vacated by Shahin Hedayat, co-founder of Centillium Communications. Hedayat retired from Centillium in August 2003 and has now stepped down from Centillium's board of directors.

"Syrus brings a wealth of experience in leading major public companies and helping them grow by entering new markets and creating value for customers and shareholders," said Faraj Aalaei, Chief Executive Officer and co-founder of Centillium. "I am confident that his market understanding and business acumen will be a tremendous asset as Centillium extends its global reach and enters new markets."

Having served as the President and Chief Operating Officer of JDS Uniphase, Madavi brings more than 25 years of management and market experience in optical and semiconductor companies. Prior to joining JDS Uniphase, Madavi was a Senior Vice President at Texas Instruments, where he managed a business which developed products for several markets, including optical, broadband and wireless communications. Madavi also served as Chairman, Chief Executive Officer and President of Burr-Brown Corporation, a developer of high-performance analog and mixed signal integrated circuits for high-speed communications, portable computing, digital consumer and industrial markets.

Madavi has a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Computer Science, both from Stevens Institute of Technology, and an MBA in Finance from the University of California Los Angeles.

About Centillium Communications

Centillium Communications, Inc. is a leading provider of broadband access solutions with innovative systems-level products for the consumer, enterprise and service provider markets. The Company's high-performance and cost-effective infrastructure and service enabler products give its customers the winning edge in broadband access. Centillium Communications' products include mixed-signal integrated circuits and related hardware and software applications for Digital Subscriber Line (DSL) and Optical Networking equipment deployed in central offices and customer premises, and Voice over Internet Protocol (VoIP) products for carrier- and enterprise-class gateways and consumer telephony. The Centillium Communications headquarters is located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.centillium.com .

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